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FOR IMMEDIATE RELEASE
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January 5, 2009

Patient Portal Technologies, Inc. Acquires New Hospital Contracts

Baldwinsville,  NY, January 5, 2009 - Patient Portal Technologies,  Inc. (OTCBB:
PPRG) (Patient Portal) announced today that it had successfully closed on the purchase of new contracts to provide patient billing services to six hospitals in the Northeast Region. These hospitals have a total of 3,200 beds and provide healthcare services to over 800,000 in patients annually. The company also acquired corresponding television and technology equipment to support these hospitals.

The new contracts will add in excess of $3.2 million of additional revenue to the company on an annualized basis. Company CEO, Kevin Kelly commented, "This acquisition further supports our strategy to add new relationships that can benefit from the broader service offering that Patient Portal provides. In addition to immediate new revenue, this acquisition offers a platform for us to add new services to as we further these relationships."

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. These services are delivered over the company's proprietary platform. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States


To   view   the    website    and    obtain    Company    information    go   to
http://www.patientportal.com.



Patient Portal Investor Relations Contact:

          Vanessa Loysen
          (315)638-6708




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